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                                                                 Exhibit 10(j)
                            Directors' Compensation

  Compensation for non-employee directors has three components, the first being paid in cash and the remaining two being tied to the Company's common stock.

  First, a $25,000 annual retainer is paid, together with an attendance fee of $1,000 for each Board of Directors' meeting and committee meeting. (Committee Chairmen receive an additional $600 for each meeting chaired.) The Company's deferred fee plan permits non-employee directors to defer receipt of all or any part of their fees. Amounts deferred are credited with interest at current rates and are paid after an individual ceases to be a director.

  Second, since 1992 the directors' compensation plan has linked a portion of their compensation directly with the interest of the stockholders. In 1995 incumbent non-officer directors received 900 shares of the Company's Common Stock pursuant to a restricted stock grant program. One-third of these shares vested on January 2, 1996 and the remaining two-thirds will vest equally on the first business day of 1997 and 1998, except that all shares vest on the date of death or retirement. The 300 shares that vested on January 2, 1996 were worth $17,663 on such date. Under the program a non-officer director who joins the Board between January 3, 1995 and January 2, 1998 will receive on the first business day of January following election a grant of 300 shares for each full year of service remaining during such period. The shares granted to the directors pursuant to this program are included in the table under "Security Ownership," as are shares under the 1992 program.

  Third, the Company adopted in 1995 a phantom stock plan for non-officer directors which grants to each such director 1,000 units of phantom stock. Each unit is equal in value to the market value of one share of the Company's common stock. The phantom stock account is credited with additional units in an amount equivalent to dividends on the Company's Common Stock and is adjusted for any stock dividends, stock splits, combinations or similar changes. (Certain long-term directors with short remaining service periods until retirement received a higher number.) The phantom stock units granted to eligible directors pursuant to this plan are included in the table under Security Ownership. A director is eligible for a cash distribution from his or her phantom stock account at retirement or approved resignation in the form of a lump sum or up to ten annual installments as elected by the director at the time of grant. In addition, the value of each director's phantom stock account will be distributed immediately to the director in the event of a corporate change of control, as defined in "Proposal to Approve 1996 Stock Incentive Plan."

  In 1995 the Company discontinued its directors' retirement plan for incumbent and future non-officer directors. Each of the eight surviving non-officer directors who retired prior to 1995 will continue to receive an annual payment during his lifetime equal to one-half of the annual retainer paid at retirement so long as such director serves the Company in an advisory capacity and refrains from any activity adverse to the best interests of the Company.

  Harold B. Smith has entered into a one-year agreement with the Company providing for a consulting fee of $85,000. After his retirement from the Company on March 31, 1995, H. Richard Crowther served on a transitional basis until June 30, 1995 at a retainer of $5,000 per month.

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